SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                December 6, 1999

                                 ZIFF-DAVIS INC.
             (Exact name of registrant as specified in its charter)





      STATE OF DELAWARE               1-19676                13-3987754
(State or other jurisdiction of       (Commission            (IRS Employer
        incorporation)                File Number)           Identification No.)




                                 Ziff-Davis Inc.
                  28 East 28th Street, New York, New York 10016
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (212) 503-3500



                                       N/A
          (Former name or former address, if changed since last report)






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Items 1 - 4.  Not Applicable.

Item 5.  Other Events.

         Ziff-Davis Inc., a Delaware corporation (the "Company"), has entered into an agreement to sell its Ziff-Davis Publishing division (the "Publishing Division") to a company controlled by Willis Stein & Partners. The purchase price for the Division is $780,000,000, subject to adjustments based on the Publishing Division's actual 1999 earnings before interest, taxes, depreciation and amortization and tangible net worth of the Publishing Division on the date the sale is completed. The sale does not include the Publishing Division's Computer Shopper publication or its investment in Red Herring Communications, Inc. (the publisher of Red Herring Magazine).

         In order to assure that the Company's ZDNet division ("ZDNet") will continue to have access to content from the Publishing Division on terms similar to those it currently enjoys, the buyer will formalize the content relationship by entering into a written license agreement at closing. That license agreement will grant ZDNet the right to use and license third parties to use online the content of the publications that are being sold (the "ZD Publications") for a period of five years. During the first three years, that right will be exclusive. During the fourth year, the buyer will be permitted to use the content online but only on its own websites, and during the fifth year, the buyer will be permitted to use and license third parties to use the content online. For the first four years, ZDNet will host the websites for the ZD Publications, and during the fifth year buyer will host those websites.




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         In exchange for these rights, ZDNet will continue to pay a royalty that will initially be set at the same level as the royalty that ZDNet currently pays the Publishing Division: 5% of the first $100 million in annual revenue, 4% of the next $50 million in annual revenue and 3% of any incremental annual revenue over $150 million. In the fourth year of the license agreement, the royalty will be reduced to 50% of these levels, and in the fifth year, the royalty will be reduced to 25% of these levels. In addition, for the first three years, the royalty is subject to the following minimum and maximum payments:

                   Minimum Payment              Maximum Payment
                   ---------------              ---------------

First Year         $7 million                   $14 million
Second Year        $9 million                   $18 million
Third Year         $11 million                  $22 million

         The license agreement will also contain various cross promotional rights and obligations, including a ZDNet right to one free page of advertising and one additional page at "house rates" (i.e., substantially discounted) in each issue of each ZD Publication.

         The transaction is subject to financing, accuracy of representations and warranties, absence of material adverse changes and certain other customary conditions and is expected to close in the first quarter of 2000. None of the representations and warranties will survive closing.

         Some of the information in this Current Report on Form 8-K, particularly the information regarding the timing of the transaction, constitutes forward-looking statements which are subject to various risks and uncertainties, including the possibility that the transaction is delayed or abandoned as a result of a material adverse change in the business of the Publishing Division or an unexpected difficulty in obtaining financing.

Item 6.  Not Applicable.

Item 7.  Not Applicable.





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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ZIFF-DAVIS INC.


                                            By:   /s/ J. Malcolm Morris
                                               ---------------------------------
                                               Title:  Senior Vice President,
                                                       General Counsel


Date:  December 8, 1999











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